Exhibit 24.2

RESOLUTION OF THE

BOARD OF DIRECTORS OF

PG&E CORPORATION

June 16, 2004

                         WHEREAS, this corporation has adopted a tax-qualified savings plan, the PG&E Corporation Retirement Savings Plan (the “Plan”), for the benefit of certain employees of this corporation and its subsidiaries;

                         WHEREAS, the Plan includes the PG&E Corporation Retirement Savings Plan for Union-Represented Employees for the benefit of certain union-represented employees of Pacific Gas and Electric Company;

                         WHEREAS, the Plan provides that the Employee Benefit Committee shall direct the trustee of the Plan to purchase common stock either (i) directly or indirectly from the corporation or any shareholder of the corporation, or (ii) through transactions on a national securities exchange;

                         WHEREAS, this Board of Directors, by resolution adopted on February 17, 1999, previously authorized the offer and sale of 20 million shares of common stock of this corporation to participants in the Plan through investment in the PG&E Corporation common stock fund;

                         WHEREAS, the Board of Directors, by resolution adopted on September 19, 2000, previously authorized the offer and sale of 25 million shares of common stock of this corporation to participants in the Pacific Gas and Electric Company Savings Fund Plan for Union-Represented Employees (the “Savings Fund Plan”) through investment in the PG&E Corporation common stock fund;

                         WHEREAS, registration statements covering the offer and sale of such 45 million shares and participant interests in the Plan and the Savings Fund Plan, respectively, were filed with the Securities and Exchange Commission;

                         WHEREAS, the Savings Fund Plan was merged into the Plan on March 1, 2004, and the shares remaining under the registration statement relating to the Savings Fund Plan were added to the registration statement relating to the Plan;

                         WHEREAS, as of May 1, 2004, less than 5 million shares remained for offer and sale to Plan participants under the registration statement relating to the Plan; and

                         WHEREAS, in order to effectuate the purposes of the Plan, it is desirable that an additional 45 million shares of the common stock of this corporation be offered for sale under the Plan;

                         NOW, THEREFORE, BE IT RESOLVED that up to 45 million shares of the common stock, no par value, of this corporation shall be reserved for issuance and sale to the trustee at the price and upon the other terms and conditions provided in the Plan; and

                         BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized, jointly and severally, to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary, convenient, or appropriate to carry out this resolution, including the preparation, execution, and filing of a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission, and any amendments or supplements thereto to effect the registration under said Act of the offer and sale of said 45 million shares of common stock of this corporation under the Plan together with an indeterminate amount of participant interests in the Plan; and

                         BE IT FURTHER RESOLVED that LINDA Y.H. CHENG, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, JOHN E. FORD, and KATHLEEN M. HAYES are hereby authorized, jointly and severally, to sign on behalf of this corporation said registration statement and all amendments and supplements thereto to be filed with the Securities and Exchange Commission, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the Securities and Exchange Commission adopted pursuant thereto with regard to the filing of said registration statement and all amendments or supplements thereto; and

                         BE IT FURTHER RESOLVED that the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Corporate Secretary, the Assistant Treasurer, or any Assistant Corporate Secretary (the “Delegated Officers”) are hereby authorized on behalf of this corporation to sign applications to be made to the New York Stock Exchange (the “NYSE”), the Pacific Exchange, and any other stock exchange as may be deemed appropriate by any of the Delegated Officers for listing thereon of said 45 million additional shares of common stock of this corporation, and the Delegated Officers are further authorized to make such changes therein, or in any documents or agreements relative thereto, as may be necessary to conform with requirements for listing, and to appear, if necessary, before the officials of said exchanges; and

                         BE IT FURTHER RESOLVED that the certificates representing the 45 million shares of common stock may be authenticated by facsimile signature of the Chairman of the Board and of the Secretary of this corporation; and

                         BE IT FURTHER RESOLVED that Mellon Invester Services LLC (“Mellon”), Transfer Agent, is hereby authorized and requested to countersign, by facsimile signature, and deliver in accordance with directions of the Corporate Secretary of this corporation fully paid certificates representing whole shares only for all or any part of said 45 million shares of the common stock of this corporation when such certificates are duly executed and authenticated in the manner provided for in this resolution and also to countersign, by facsimile signature, and deliver additional fully paid certificates representing all or any part of such stock, upon receiving and canceling therefor fully paid certificates representing a like number of shares of the same class of stock duly assigned and transferred by the registered owner or owners thereof, their successors, or assigns; and

                         BE IT FURTHER RESOLVED that Mellon, Registrar of Transfers, is hereby authorized and requested to register and countersign, by manual signature, fully paid certificates, representing whole shares only, for all or any part of said 45 million shares of the common stock of this corporation, when such certificates, executed and authenticated in the manner provided for in this resolution and countersigned by the facsimile signature of its Transfer Agent, are presented for registration; and also to register and countersign additional new fully paid certificates representing all or any part of such stock when executed, authenticated, and countersigned as above described and accompanied by canceled old certificates representing a like number of shares, in lieu of which such new certificates are to be issued; and

                         BE IT FURTHER RESOLVED that the officers, counsel, and employees of this corporation, including said Mellon, as Transfer Agent and Registrar of Transfers, are hereby authorized and directed to do any and all things necessary in order to issue and deliver said shares and the certificates representing said shares.

                         I, LINDA Y.H. CHENG, do hereby certify that I am Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on June 16, 2004; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

                         WITNESS my hand and the seal of said corporation hereunto affixed this 2nd day of August, 2004.

LINDA Y.H. CHENG

Linda Y.H. Cheng Corporate Secretary PG&E CORPORATION

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